The Universal Institutional Funds, Inc. - Global Real Estate Portfolio
Item 77O- Transactions effected pursuant to Rule 10f-3

Securities Purchased: Alstria Office AG
Purchase/Trade Date: 2/22/12
Offering Price of Shares: EUR 8.500
Total Amount of Offering: 7,170,400 shares
Amount Purchased by Fund: 1,296 shares
Percentage of Offering Purchased by Fund: 0.018
Percentage of Fund's Total Assets: 0.12
Brokers: Morgan Stanley, Commerzbank
Purchased from:  Commerzbank AG

Securities Purchased: Digital Realty Trust Inc.
Purchase/Trade Date: 6/27/12
Offering Price of Shares: $72.250
Total Amount of Offering:  10,000,000shares
Amount Purchased by Fund: 800 shares
Percentage of Offering Purchased by Fund: 0.008
Percentage of Fund's Total Assets: 0.14
Brokers: BofA Merrill Lynch, Citigroup, Credit Suisse, Deutsche Bank Securities, Goldman, Sachs & Co., JP Morgan, Morgan Stanley, Barclays, Raymond James, RBC Capital Markets, Wells Fargo Securities, Evercore Partners, HSBC, JMP Securities, Mitsubishi UFJ Securities, Mizuho Securities, Piper Jaffrey, Scotiabank, SMBC Nikko, Stifel Nicolaus Weisel, SunTrust Robinson Humphrey
Purchased from:  Merrill Lynch